Exhibit (a)(1)(G)

U.S. Offer to Purchase for Cash
All Outstanding Class A Shares, Class B Shares,
Class C Shares and Class D Shares held by U.S. Persons
and all Outstanding American Depositary Shares
(each representing one Class D Share)

of

YPF Sociedad Anónima

by

Petersen Energía Inversora, S.A.,
Enrique Eskenazi, Sebastián Eskenazi,
Matías Eskenazi Storey and
Ezequiel Eskenazi Storey

Pursuant to the U.S. Offer to Purchase dated September 11, 2008

THIS U.S. OFFER CAN BE ACCEPTED BY U.S. HOLDERS OF SHARES BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 20, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

September 11, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed is an offer to purchase, dated September 11, 2008 (the “U.S. Offer to Purchase”) and the Form of Acceptance, Form of Withdrawal and other related documents in connection with the tender offer by Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain and a direct wholly-owned subsidiary of Petersen Energía Inversora Holding GmbH, a limited liability company (GmbH) organized under the laws of the Republic of Austria (“Holding”), and by Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”), to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons and (2) the American Depositary Shares (each representing one Class D Share) (the “ADSs”; and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, less any required withholding taxes and, if applicable, any Distributions, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). The U.S. Offer is being made in conjunction and simultaneously with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer” in the U.S. Offer to Purchase.

For your information, and for forwarding to those clients for which you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The U.S. Offer to Purchase;

2. A printed form of letter that may be sent to clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the U.S. Offer;

3. The Form of Acceptance to be used by holders of Shares in accepting the U.S. Offer; and

4. The Form of Withdrawal.

ADSs cannot be tendered by means of the enclosed U.S. Form of Acceptance (which is exclusively for use in respect of Shares). If you hold ADSs, an Letter of Transmittal for tendering such ADSs into the U.S. Offer can be obtained from the U.S. Information Agent in the United States at 1-877-289-0143 (Toll-Free), from outside the United States at 1-201-680-5235, and banks and brokers at 1-201-680-5235.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1. Any U.S. Person desiring to accept the U.S. Offer in respect of all or any portion of the held Shares, should complete Boxes 1 and 3 and, if appropriate, Box 4 and sign Box 2 of the U.S. Form of Acceptance in accordance with the instructions printed thereon. An accepting holder of Shares should then submit the U.S. Form of Acceptance, together with a certificate issued by the Caja de Valores evidencing the transfer of the tendered Shares to the Tender Account, to the U.S. Receiving Agent by hand delivery at the address shown on the back cover of the U.S. Offer to Purchase during normal business hours no later than the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. See “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares” in the U.S. Offer to Purchase.

2. After purchase by the Bidders of the Shares tendered through the Argentine Custodian and receipt by the U.S. Receiving Agent of payment of the consideration for those Shares, the U.S. Receiving Agent will pay to the applicable holders of Shares the Offer Price, settled in U.S. dollars, in cash, without interest thereon and less any required fees and expenses (See “THE U.S. OFFER — Section 17. Fees and Expenses” in the U.S. Offer to Purchase), and any withholding taxes (See “THE U.S. OFFER — Section 17. Certain Tax Considerations” in the U.S. Offer to Purchase) and, if applicable, any Distributions. Payment for Shares will be made by deposit of the Offer Price therefore in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent by a check to be mailed to the address indicated.

3. U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided.

The Bidders will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the U.S. Offer other than those fees and commissions described in “THE U.S. OFFER — Section 17. Fees and Expenses” in the U.S. Offer to Purchase. In addition, the Bidders will not pay any transfer taxes payable on the transfer of Shares to them. The Bidders will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to BNY Mellon Shareowner Services, the U.S. Information Agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

Very truly yours,

Petersen Energía Inversora, S.A.,
Enrique Eskenazi,
Sebastián Eskenazi,
Matías Eskenazi Storey, and
Ezequiel Eskenazi Storey

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE BIDDERS, YPF, THE U.S. RECEIVING AGENT, THE U.S. INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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